Exhibit 99.1

SGI ANNOUNCES NEW CFO ROBERT J. NIKL

Thirty Five Year Finance Veteran and Former CFO of Verigy, Ltd. Joins Technical Computing Leader

FREMONT, Calif. - April 30, 2012 - SGI (NASDAQ: SGI), the trusted leader in technical computing, today announced the appointment of Robert J. “Bob” Nikl as SGI's executive vice president and chief financial officer effective on May 15, 2012. Mr. Nikl brings more than 35 years of finance experience to his new role, having recently served as CFO of Verigy, Ltd. Mr. Nikl replaces Jim Wheat, who has resigned for personal reasons. Mr. Wheat will stay on in an advisory role until June 1, 2012 to facilitate a smooth transition.

“While I am still in my first 90 days and reviewing the company's operations I can clearly say that SGI will benefit from Bob's experience,” said Jorge Titinger, SGI president and chief executive officer. “Having worked with him in the past I value his expertise, integrity and ability to make a difference. He will contribute substantially to setting clear expectations, providing transparency, driving functional excellence and work the levers to ensure profitable growth. I would like to thank Jim Wheat for his contributions during the past four years and wish him all the best for his future endeavors.”

“I am looking forward to working with Jorge and the SGI executive team to return the company to sustained profitability and growth,” said Nikl. “We have a bright future ahead of us as SGI is expanding beyond High Performance Computing into the Big Data market.”

Mr. Nikl is a seasoned global financial executive with experience in all financial and internal control activities, including financial planning and reporting, accounting, internal audit, investor relations, tax, treasury and risk management. Prior to Verigy, Mr. Nikl served as chief financial officer of semiconductor manufacturing equipment maker Asyst Technologies, Inc., and held executive finance positions in industry leading companies including Solectron Corporation and Xerox Corporation and began his career in public accounting at KPMG Peat Marwick.

Mr. Nikl earned an MBA from the University of Connecticut, a Bachelor of Business Administration from Pace University in New York, and is a Certified Public Accountant with active licenses in California and New York.

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Contact Information:
SGI Investor Relations
Ben Liao
510-933-8430
bliao@sgi.com

Ogilvy Public Relations
Meghan Fintland
415-677-2704
sgimedia@ogilvy.com
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